Exhibit 99.1

MAA

Earnings Release & Supplemental Data

Fourth Quarter and Full Year 2025

www.maac.com

TABLE OF CONTENTS
Earnings Release	3
Financial Highlights	7
Consolidated Statements of Operations/Share and Unit Data	8
Consolidated Balance Sheets	9
Reconciliation of Non-GAAP Financial Measures	10
Non-GAAP Financial Measures	13
Other Key Definitions	14
Portfolio Statistics	S-1
Components of Net Operating Income/Components of Same Store Portfolio Property Operating Expenses	S-3
Multifamily Same Store Portfolio NOI Contribution Percentage	S-4
Multifamily Same Store Portfolio Comparisons	S-5
Multifamily Development Pipeline/Multifamily Lease-up Communities/Multifamily Interior Redevelopment, WiFi Retrofit and Property Repositioning Activity	S-8
Acquisition Activity/Disposition Activity/Debt and Debt Covenants as of December 31, 2025	S-9

2026 Guidance/2025 Same Store Components of Net Operating Income Recast For 2026 Same Store Portfolio/Reconciliation of Earnings per Diluted Common Share to Core FFO and Core AFFO per Diluted Share for Full Year 2026 Guidance

S-11
Credit Ratings/Common Stock/Investor Relations Data	S-12

EARNINGS RELEASE

MAA REPORTS FOURTH QUARTER AND FULL YEAR 2025 RESULTS

GERMANTOWN, TN, February 4, 2026/PRNewswire/ -- Mid-America Apartment Communities, Inc., or MAA (NYSE: MAA), today announced operating results for the three and twelve months ended December 31, 2025.

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
Earnings per common share - diluted	$0.48	$1.42	$3.78	$4.49

Funds from operations (FFO) per Share - diluted (1)	$1.79	$2.21	$8.32	$8.77

Core FFO per Share - diluted (1)	$2.23	$2.23	$8.74	$8.88
(1)
A reconciliation of Net income available for MAA common shareholders to FFO and Core FFO is found later in this release.

Brad Hill, President and Chief Executive Officer, said, “With fourth quarter Core FFO results in line with our expectations, we are encouraged by the improving occupancy and blended pricing trends we continue to see, reflecting the resilience of our platform and supporting a constructive outlook for leasing fundamentals heading into 2026. While new supply deliveries are still elevated by historical standards, we are optimistic that the current deceleration in new deliveries, combined with solid demand fundamentals and strong resident retention will lead to strengthening revenue performance throughout the year as tightening market conditions provide increased support for new lease price recovery. While economic uncertainty persists, the long-term outlook for rental housing in our high-demand region remains solid and our growing investments position MAA to deliver meaningful earnings growth as the recovery gains momentum.”

•
During the fourth quarter of 2025, MAA's Same Store effective blended lease rate growth was -1.7%, a 40 basis point improvement over the same period in the prior year.
•
As of December 31, 2025, resident turnover in the Same Store Portfolio remained historically low at 40.2% with a low level of move-outs associated with buying single-family homes of 11.1% for the year.
•
During the fourth quarter of 2025, MAA completed the initial lease-up of MAA Vale in Raleigh, North Carolina and began construction of a multifamily apartment community located on a recently acquired land parcel in the Phoenix, Arizona market.
•
During the fourth quarter of 2025, Mid-America Apartments, L.P. (MAALP), MAA’s operating partnership, issued $400.0 million of 7-year unsecured senior notes at a coupon of 4.650% with an issue price of 99.354%, amended its unsecured revolving credit facility, increasing the borrowing capacity to $1.5 billion and extending the maturity to January 2030, and also amended its commercial paper program to increase the maximum aggregate principal amount of notes that may be outstanding under the program to $750.0 million.
•
During the fourth quarter of 2025, MAA repurchased 0.2 million shares of its common stock at a weighted average share price of $131.61 for total consideration of approximately $27 million.

Same Store Operating Results

Same Store results for the three and twelve months ended December 31, 2025 as compared to the same periods in the prior year are summarized below:

	Three months ended December 31, 2025 vs. 2024				Twelve months ended December 31, 2025 vs. 2024
	Revenues	Expenses	NOI (1)	Average Effective Rent per Unit	Revenues	Expenses	NOI (1)	Average Effective Rent per Unit
Same Store Operating Growth	-0.1%	0.7%	-0.5%	-0.3%	-0.1%	2.0%	-1.4%	-0.5%
(1)
A reconciliation of Net income available for MAA common shareholders to NOI, including Same Store NOI, is found later in this release.

Same Store operating statistics for the three and twelve months ended December 31, 2025 are summarized below:

	Three months ended December 31, 2025		Twelve months ended December 31, 2025
	Average Effective Rent per Unit	Average Physical Occupancy	Average Effective Rent per Unit	Average Physical Occupancy	Resident Turnover
Same Store Operating Statistics	$1,687	95.7%	$1,690	95.6%	40.2%

Same Store net effective lease pricing statistics for the three and twelve months ended December 31, 2025 are summarized below:

Same Store Net Effective Lease Pricing Statistics	Three Months Ended December 31, 2025	Twelve Months Ended December 31, 2025
Effective Blended Lease Rate Growth	-1.7%	-0.1%
Effective New Lease Rate Growth	-8.1%	-5.8%
Effective Renewal Lease Rate Growth	4.7%	4.6%

Acquisition Activity

In October 2025, MAA acquired a land parcel in the Kansas City market adjacent to a recently acquired community and plans future development of additional multifamily apartment units at the property. MAA also closed on the acquisition of a land parcel located in the Phoenix, Arizona market during October 2025 and began construction on a 280-unit multifamily apartment community.

In January 2026, MAA closed on the acquisition of a land parcel located in the Northern Virginia market through its pre-purchase development program and plans future development of a 287-unit multifamily apartment community at the property starting in the second half of 2026.

Development and Lease-up Activity

A summary of MAA’s development communities under construction as of the end of the fourth quarter of 2025 is set forth below (dollars in thousands):

	Units as of			Development Costs as of			Expected Project
Total	December 31, 2025			December 31, 2025			Completions By Year
Development				Expected	Costs	Expected
Projects (1)	Total	Delivered	Leased	Total	to Date	Remaining	2026	2027	2028
8	2,522	660	374	$932,000	$625,612	$306,388	5	1	2
(1)
Three of the development projects were leasing as of December 31, 2025.

MAA funded approximately $81 million of costs for current and planned development projects, including predevelopment activities, during the fourth quarter of 2025.

A summary of the total units, physical occupancy and cost of MAA’s lease-up communities as of the end of the fourth quarter of 2025 is set forth below (dollars in thousands):

Total	As of December 31, 2025
Lease-Up	Total	Physical	Costs
Projects (1)	Units	Occupancy	to Date
3	1,109	65.7%	$326,461

(1)
Two of the lease-up projects are expected to stabilize in the second quarter of 2026 and one in the third quarter of 2026.

During the fourth quarter of 2025, MAA completed the lease-up of MAA Vale located in Raleigh, North Carolina.

Balance Sheet and Financing Activities

As of December 31, 2025, MAA had $879.2 million of combined cash and available capacity under MAALP’s unsecured revolving credit facility.

In October 2025, MAALP amended its unsecured revolving credit facility, increasing its borrowing capacity to $1.5 billion with an option to expand to $2.0 billion. The amended facility has a maturity date of January 2030 with two six-month extension options, and bears interest at a rate based on the Secured Overnight Financing Rate plus a spread determined by a credit ratings grid, currently at 0.725%. MAALP also amended its commercial paper program in October 2025 to increase the maximum aggregate principal amount of notes that may be outstanding under the program to $750.0 million.

In November 2025, MAALP publicly issued $400.0 million of unsecured senior notes due January 2033 with a coupon rate of 4.650% per annum and at an issue price of 99.354%. Interest is payable semi-annually in arrears on January 15 and July 15 of each year, commencing July 15, 2026. The notes have an effective interest rate of 4.755%. The proceeds from the sale of the notes were used to repay borrowings under MAALP's commercial paper program, which were used to repay MAALP's 2015 publicly issued notes that matured in November 2025.

During the fourth quarter of 2025, MAA repurchased 0.2 million shares of its common stock at a weighted average share price of $131.61 for total consideration of approximately $27 million.

Dividends and distributions paid on shares of common stock and noncontrolling interests during the fourth quarter of 2025 were $181.8 million, as compared to $176.3 million for the same period in the prior year.

Balance sheet highlights as of December 31, 2025 are summarized below (dollars in billions):

Total debt to adjusted total assets (1)	Net Debt/Adjusted EBITDAre (2)	Total debt outstanding	Average effective interest rate	Fixed rate debt as a % of total debt	Total debt average years to maturity
30.2%	4.3x	$5.4	3.8%	87.5%	6.4
(1)
As defined in the covenants for the unsecured senior notes issued by MAALP.
(2)
Adjusted EBITDAre is calculated for the trailing twelve month period ended December 31, 2025. A reconciliation of Unsecured notes payable, net and Secured notes payable, net to Net Debt and a reconciliation of Net income to Adjusted EBITDAre are found later in this release.

Corporate Sustainability

As of December 31, 2025, MAA’s corporate initiatives have led to significant progress in MAA’s key sustainability performance areas: People Engagement, Portfolio Resiliency, and Stakeholder Commitment. Documented within MAA’s 6th annual Corporate Sustainability Report, published in September 2025, and using performance data through December 31, 2024, MAA achieved a 29% reduction in energy use intensity (EUI) and a 44% reduction in greenhouse gas emission intensity (GEI) from its 2018 baseline, establishing a rapid pace toward its goal to reduce EUI and GEI by 35% and 45% by 2028, respectively.

MAA believes its resource-efficiency initiatives advance an integrated pathway for sustainability while strengthening operational efficiency and resiliency. Through 2025, MAA expanded smart irrigation systems to 55 properties, completed a building automation system pilot across nine properties to improve common-area energy performance, and initiated solar installations at three properties. These efforts were in parallel to continued portfolio enhancements, including 15,700+ ENERGY STAR appliance installations and EV charging ports now totaling 545 across MAA’s portfolio.

In 2025, MAA also reported strong resident and community outcomes, including a 4.7/5 average Google Star rating, and hosted a second annual MAAke a Difference Day, building on MAA's inaugural MAAke a Difference Day in 2024. Most recent third-party benchmarking results provide additional validation of performance, including a CDP Climate Change score of B and a GRESB Standing Investments score of 80, exceeding the GRESB global average and earning Green Star status.

128th Consecutive Quarterly Common Dividend Declared

MAA declared its 128th consecutive quarterly common dividend, which was paid on January 30, 2026 to holders of record on January 15, 2026. The current annual dividend rate is $6.12 per common share. The timing and amount of future dividends will depend on actual cash flows from operations, MAA’s financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986 and other factors as MAA’s Board of Directors deems relevant. MAA’s Board of Directors may modify the dividend policy from time to time.

2026 Earnings and Same Store Guidance

MAA is providing its initial 2026 guidance for Earnings per diluted common share, Core FFO per diluted Share, Core AFFO per diluted Share and Same Store performance. MAA expects to provide updates to its 2026 Earnings per diluted common share, Core FFO per diluted Share and Core AFFO per diluted Share guidance on a quarterly basis.

FFO, Core FFO and Core AFFO are non-GAAP financial measures. Acquisition and disposition activity materially affects depreciation and capital gains or losses, which combined, generally represent the majority of the difference between Net income available for common shareholders and FFO. As discussed in the definitions of non-GAAP financial measures found later in this release, MAA’s definition of FFO is in accordance with the National Association of Real Estate Investment Trusts’, or NAREIT’s, definition, and Core FFO represents FFO as adjusted for items that are not considered part of MAA’s core business operations. MAA believes that Core FFO is helpful in understanding operating performance in that Core FFO excludes not only depreciation expense of real estate assets and certain other non-routine items, but it also excludes certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.

2026 Guidance	Full Year 2026
Earnings:	Range	Midpoint
Earnings per common share - diluted	$4.11 to $4.47	$4.29
Core FFO per Share - diluted	$8.35 to $8.71	$8.53
Core AFFO per Share - diluted	$7.32 to $7.68	$7.50

MAA Same Store Portfolio:
Property revenue growth	-0.20% to 1.30%	0.55%
Property operating expense growth	1.90% to 3.40%	2.65%
NOI growth	-1.70% to 0.30%	-0.70%

The projected difference between Core FFO per diluted Share for the full year of 2025 to the midpoint of MAA's guidance for the full year of
2026 is summarized below:

Core FFO per diluted Share
2025 per diluted Share reported results	$8.74
Same Store NOI	(0.08)
Development, Lease-up and Other Non-Same Store NOI	0.19
2026 forecasted acquisitions and dispositions	(0.01)
Total overhead	(0.05)
Interest expense (1)	(0.25)
Other non-operating expense (income)	(0.01)
2026 per diluted Share guidance midpoint	$8.53
(1)
The projected year-over-year change in Interest expense is driven by higher interest expense as a result of completion of development projects in 2025 and 2026, incremental borrowings related to our acquisition activities in 2025, redevelopment activities and debt refinancing.

MAA expects Core FFO for the first quarter of 2026 to be in the range of $2.05 to $2.17 per diluted Share, or $2.11 per diluted Share at the midpoint. The projected difference from Core FFO per diluted Share for the fourth quarter of 2025 to the midpoint of MAA's guidance for the first quarter of 2026 is summarized below:

Core FFO per diluted Share
Q4 2025 per diluted Share reported results	$2.23
Same Store NOI (1)	(0.03)
Total overhead	(0.06)
Interest expense	(0.02)
Other non-operating expense (income)	(0.01)
Q1 2026 per diluted Share guidance midpoint	$2.11
(1)
The sequential quarter-over-quarter change is calculated with projected Same Store Portfolio NOI for the first quarter of 2026 compared to Same Store NOI from the fourth quarter of 2025, which is recast for the 2026 Same Store Portfolio as provided in the Supplemental Data to this release.

MAA does not forecast Earnings per diluted common share on a quarterly basis as MAA generally cannot predict the timing of forecasted acquisition and disposition activity within a particular quarter (rather than during the course of the full year). Additional details and guidance items are provided in the Supplemental Data to this release.

Supplemental Material and Conference Call

Supplemental Data to this release can be found on the “For Investors” page of the MAA website at www.maac.com. MAA will host a conference call to further discuss fourth quarter results on February 5, 2026, at 9:00 AM Central Time. The conference call-in number is (800) 715-9871. You may also join the live webcast of the conference call by accessing the “For Investors” page of the MAA website at www.maac.com. MAA’s filings with the Securities and Exchange Commission (SEC) are filed under the registrant names of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P.

About MAA

MAA, an S&P 500 company, is a real estate investment trust (REIT) focused on delivering full-cycle and superior investment performance for shareholders through the ownership, management, acquisition, development and redevelopment of quality apartment communities primarily in the Southeast, Southwest and Mid-Atlantic regions of the United States. As of December 31, 2025, MAA had ownership interest in 104,945 apartment units, including communities currently in development, across 16 states and the District of Columbia. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at MAA, 6815 Poplar Ave., Suite 500, Germantown, TN 38138, Attn: Investor Relations.

Forward-Looking Statements

This release (as well as the Supplemental Data to this release) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not discuss historical fact, but instead are statements related to expectations, projections, intentions, assumptions and beliefs regarding the future. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “forecasts,” “projects,” “assumes,” “will,” “may,” “could,” “should,” “budget,” “target,” “outlook,” “proforma,” “opportunity,” “guidance” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding quarterly and full year 2026 guidance (including earnings guidance, Same Store Portfolio guidance and other related projections and assumptions), development costs for our development communities, timelines for occupancy, completion and stabilization of our development communities, and timelines for stabilization of our lease-up communities. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, as described below, which may cause our actual results, performance, achievements or outcomes to be materially different from the future results, performance, achievements or outcomes expressed or implied by such forward-looking statements. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such statements should not be regarded as a representation by us or any other person that the results, performance, achievements or outcomes described in such statements will be achieved.

The following factors, among others, could cause our actual results, performance, achievements or outcomes to differ materially from those expressed or implied in the forward-looking statements: adverse effects on occupancy levels and rental revenues due to unfavorable market and economic conditions; adverse changes in real estate markets, including changes in supply and/or demand for multifamily housing or increased competition from alternative housing options; failure of development communities to be completed within budget and on a timely basis, if at all, to lease-up as anticipated or to achieve anticipated results; unexpected capital needs; material changes in operating costs, including real estate taxes, utilities and insurance costs, due to inflation and other factors; losses due to uninsured risks, deductibles and self-insured retentions, or losses from catastrophes in excess of coverage limits; ability to obtain financing at favorable rates, if at all, or refinance existing debt as it matures; level and volatility of interest or capitalization rates or capital market conditions; changes in the legal requirements we are subject to, or the imposition of new legal requirements, that adversely affect our operations; extreme weather and natural disasters; disease outbreaks and other public health events and measures that are taken by federal, state, and local governmental authorities in response to such outbreaks and events; legal proceedings or class action lawsuits; and other risks identified in our annual report on Form 10-K for the year ended December 31, 2025, expected to be filed with the SEC on or about February 6, 2026, our quarterly reports on Form 10-Q and other reports we file with the SEC from time to time.

Except as required by law, we undertake no obligation to publicly update or revise forward-looking statements contained in this release to reflect events, circumstances or changes in expectations after the date of this release.

FINANCIAL HIGHLIGHTS

Dollars in thousands, except per share data	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
Rental and other property revenues	$555,556	$549,832	$2,209,126	$2,191,015

Net income available for MAA common shareholders	$56,649	$165,724	$443,221	$523,855

Total NOI (1)	$349,820	$344,899	$1,371,319	$1,370,923

Earnings per common share: (2)
Basic	$0.48	$1.42	$3.79	$4.49
Diluted	$0.48	$1.42	$3.78	$4.49

Funds from operations per Share - diluted: (2)
FFO (1)	$1.79	$2.21	$8.32	$8.77
Core FFO (1)	$2.23	$2.23	$8.74	$8.88
Core AFFO (1)	$1.91	$2.03	$7.61	$7.94

Dividends declared per common share	$1.530	$1.515	$6.075	$5.925

Dividends/Core FFO (diluted) payout ratio	68.6%	67.9%	69.5%	66.7%
Dividends/Core AFFO (diluted) payout ratio	80.1%	74.6%	79.8%	74.6%

Consolidated interest expense	$48,708	$44,192	$185,257	$168,544
Debt discount and debt issuance cost amortization	(1,697)	(1,464)	(6,563)	(6,033)
Capitalized interest	4,172	5,247	18,863	17,435
Total interest incurred	$51,183	$47,975	$197,557	$179,946

(1)
The following reconciliations are found later in this release: (i) Net income available for MAA common shareholders to NOI; and (ii) Net income available for MAA common shareholders to FFO, Core FFO and Core AFFO.
(2)
See the “Share and Unit Data” section for additional information.

Dollars in thousands, except share price	December 31, 2025	December 31, 2024
Gross Assets (1)	$17,921,913	$17,170,171
Gross Real Estate Assets (1)	$17,662,513	$16,924,002
Total debt	$5,405,372	$4,980,957
Common shares and units outstanding	119,819,916	119,958,973
Share price	$138.91	$154.57
Book equity value	$5,839,645	$6,147,664
Market equity value	$16,644,185	$18,542,058
Net Debt/Adjusted EBITDAre (2)	4.3x	4.0x
(1)
Reconciliations of Total assets to Gross Assets and Real estate assets, net, to Gross Real Estate Assets are found later in this release.
(2)
Adjusted EBITDAre is calculated for the trailing twelve month period for each date presented. The following reconciliations are found later in this release: (i) Unsecured notes payable, net and Secured notes payable, net to Net Debt; and (ii) Net income to EBITDA, EBITDAre and Adjusted EBITDAre.

CONSOLIDATED STATEMENTS OF OPERATIONS

Dollars in thousands, except per share data (Unaudited)	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
Revenues:
Rental and other property revenues	$555,556	$549,832	$2,209,126	$2,191,015
Expenses:
Operating expenses, excluding real estate taxes and insurance	124,205	123,848	518,860	502,735
Real estate taxes and insurance	81,531	81,085	318,947	317,357
Depreciation and amortization	159,774	150,852	622,295	585,616
Total property operating expenses	365,510	355,785	1,460,102	1,405,708
Property management expenses	18,507	17,579	74,779	72,040
General and administrative expenses	13,850	14,072	54,807	56,516
Interest expense	48,708	44,192	185,257	168,544
Gain on sale of depreciable real estate assets	(224)	(55,028)	(72,066)	(55,003)
Other non-operating expense (income)	51,464	949	47,161	(1,655)
Income before income tax expense	57,741	172,283	459,086	544,865
Income tax expense	(1,191)	(1,755)	(4,595)	(5,240)
Income from continuing operations before real estate joint venture activity	56,550	170,528	454,491	539,625
Income from real estate joint venture	691	546	2,075	1,951
Net income	57,241	171,074	456,566	541,576
Net income attributable to noncontrolling interests	(330)	4,428	9,657	14,033
Net income available for shareholders	57,571	166,646	446,909	527,543
Dividends to MAA Series I preferred shareholders	922	922	3,688	3,688
Net income available for MAA common shareholders	$56,649	$165,724	$443,221	$523,855

Earnings per common share - basic:
Net income available for common shareholders	$0.48	$1.42	$3.79	$4.49

Earnings per common share - diluted:
Net income available for common shareholders	$0.48	$1.42	$3.78	$4.49

SHARE AND UNIT DATA

Shares and units in thousands	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
Net Income Shares (1)
Weighted average common shares - basic	116,985	116,828	116,954	116,776
Effect of dilutive securities	129	64	195	—
Weighted average common shares - diluted	117,114	116,892	117,149	116,776
Funds From Operations Shares And Units
Weighted average common shares and units - basic	119,926	119,904	119,938	119,875
Weighted average common shares and units - diluted	119,987	119,958	120,000	119,929
Period End Shares And Units
Common shares at December 31,	116,878	116,883	116,878	116,883
Operating Partnership units at December 31,	2,942	3,076	2,942	3,076
Total common shares and units at December 31,	119,820	119,959	119,820	119,959

(1)
For additional information on the calculation of diluted common shares and earnings per common share, please refer to the Notes to the Consolidated Financial Statements in MAA’s Annual Report on Form 10-K for the year ended December 31, 2025, expected to be filed with the SEC on or about February 6, 2026.

CONSOLIDATED BALANCE SHEETS

Dollars in thousands (Unaudited)
	December 31, 2025	December 31, 2024
Assets
Real estate assets:
Land	$2,129,401	$2,096,912
Buildings and improvements and other	14,852,509	14,160,799
Development and capital improvements in progress	426,759	470,282
	17,408,669	16,727,993
Less: Accumulated depreciation	(5,914,017)	(5,327,584)
	11,494,652	11,400,409
Undeveloped land	73,359	73,359
Investment in real estate joint venture	41,313	41,650
Real estate assets, net	11,609,324	11,515,418

Cash and cash equivalents	60,258	43,018
Restricted cash	13,717	13,743
Other assets	245,683	232,426
Assets held for sale	46,401	7,764
Total assets	$11,975,383	$11,812,369

Liabilities and equity
Liabilities:
Unsecured notes payable, net	$5,044,979	$4,620,690
Secured notes payable, net	360,393	360,267
Accrued expenses and other liabilities	730,366	683,748
Total liabilities	6,135,738	5,664,705

Redeemable common stock	20,402	22,230

Shareholders’ equity:
Preferred stock	9	9
Common stock	1,166	1,166
Additional paid-in capital	7,401,962	7,417,453
Accumulated distributions in excess of net income	(1,734,986)	(1,469,557)
Accumulated other comprehensive loss	(5,300)	(6,940)
Total MAA shareholders’ equity	5,662,851	5,942,131
Noncontrolling interests - Operating Partnership units	141,503	155,409
Total shareholders’ equity	5,804,354	6,097,540
Noncontrolling interests - consolidated real estate entities	14,889	27,894
Total equity	5,819,243	6,125,434
Total liabilities and equity	$11,975,383	$11,812,369

RECONCILIATION OF NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS TO FFO, CORE FFO, CORE AFFO AND FAD

Amounts in thousands, except per share and unit data	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
Net income available for MAA common shareholders	$56,649	$165,724	$443,221	$523,855
Depreciation and amortization of real estate assets	158,367	149,457	616,774	579,927
Gain on sale of depreciable real estate assets	(224)	(55,028)	(72,066)	(55,003)
MAA’s share of depreciation and amortization of real estate assets of real estate joint venture	168	162	667	628
Gain on consolidation of third-party development (1)	—	(206)	-	(11,239)
Net income attributable to noncontrolling interests	(330)	4,428	9,657	14,033
FFO attributable to common shareholders and unitholders	214,630	264,537	998,253	1,052,201
Loss (gain) on embedded derivative in preferred shares (1)	2,181	4,300	(1,111)	18,751
Gain on investments, net of tax (1)(2)	(1,336)	(3,205)	(6,069)	(6,078)
Casualty related (recoveries) and charges, net (1)	(903)	338	(4,598)	(9,326)
Legal costs, settlements and (recoveries), net (1)(3)	53,000	1,437	61,908	9,437
Core FFO attributable to common shareholders and unitholders	267,572	267,407	1,048,383	1,064,985
Recurring capital expenditures	(38,260)	(23,418)	(135,375)	(112,228)
Core AFFO attributable to common shareholders and unitholders	229,312	243,989	913,008	952,757
Redevelopment capital expenditures	(17,400)	(17,903)	(66,575)	(51,670)
Revenue enhancing capital expenditures	(20,647)	(15,394)	(76,759)	(75,960)
Commercial capital expenditures	(9,375)	(3,542)	(19,212)	(7,823)
Other capital expenditures (4)	(14,823)	(27,193)	(54,382)	(71,820)
FAD attributable to common shareholders and unitholders	$167,067	$179,957	$696,080	$745,484

Dividends and distributions paid	$181,835	$176,336	$727,246	$705,160

Weighted average common shares - diluted	117,114	116,892	117,149	116,776
FFO weighted average common shares and units - diluted	119,987	119,958	120,000	119,929

Earnings per common share - diluted:
Net income available for common shareholders	$0.48	$1.42	$3.78	$4.49

FFO per Share - diluted	$1.79	$2.21	$8.32	$8.77
Core FFO per Share - diluted	$2.23	$2.23	$8.74	$8.88
Core AFFO per Share - diluted	$1.91	$2.03	$7.61	$7.94

(1)
Included in Other non-operating expense (income) in the Consolidated Statements of Operations.
(2)
For the three months ended December 31, 2025 and 2024, gain on investments is presented net of tax expense of $0.4 million and $0.9 million, respectively. For the twelve months ended December 31, 2025 and 2024, gain on investments is presented net of tax expense of $1.4 million and $1.7 million, respectively.
(3)
During the three and twelve months ended December 31, 2025 and the twelve months ended December 31, 2024, in accordance with its accounting policies, MAA recognized $53.0 million, $61.9 million and $8.0 million, respectively, of accrued legal settlements and legal defense costs.
(4)
For the three and twelve months ended December 31, 2024, $2.4 million and $4.9 million, respectively, of reconstruction-related capital expenditures relating to storm and fire costs that have been reimbursed through insurance coverage are excluded from other capital expenditures.

RECONCILIATION OF NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS TO NET OPERATING INCOME

Dollars in thousands	Three Months Ended		Year Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024

Net income available for MAA common shareholders	$56,649	$165,724	$443,221	$523,855
Depreciation and amortization	159,774	150,852	622,295	585,616
Property management expenses	18,507	17,579	74,779	72,040
General and administrative expenses	13,850	14,072	54,807	56,516
Interest expense	48,708	44,192	185,257	168,544
Gain on sale of depreciable real estate assets	(224)	(55,028)	(72,066)	(55,003)
Other non-operating expense (income)	51,464	949	47,161	(1,655)
Income tax expense	1,191	1,755	4,595	5,240
Income from real estate joint venture	(691)	(546)	(2,075)	(1,951)
Net income attributable to noncontrolling interests	(330)	4,428	9,657	14,033
Dividends to MAA Series I preferred shareholders	922	922	3,688	3,688
Total NOI	$349,820	$344,899	$1,371,319	$1,370,923

Same Store NOI	$329,829	$331,326	$1,304,264	$1,322,186
Non-Same Store and Other NOI	19,991	13,573	67,055	48,737
Total NOI	$349,820	$344,899	$1,371,319	$1,370,923

RECONCILIATION OF NET INCOME TO EBITDA, EBITDAre AND ADJUSTED EBITDAre

Dollars in thousands	Three Months Ended		Year Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net income	$57,241	$171,074	$456,566	$541,576
Depreciation and amortization	159,774	150,852	622,295	585,616
Interest expense	48,708	44,192	185,257	168,544
Income tax expense	1,191	1,755	4,595	5,240
EBITDA	266,914	367,873	1,268,713	1,300,976
Gain on sale of depreciable real estate assets	(224)	(55,028)	(72,066)	(55,003)
Gain on consolidation of third-party development (1)	—	(206)	—	(11,239)
Adjustments to reflect MAA’s share of EBITDAre of unconsolidated affiliates	374	345	1,424	1,363
EBITDAre	267,064	312,984	1,198,071	1,236,097
Loss (gain) on embedded derivative in preferred shares (1)	2,181	4,300	(1,111)	18,751
Gain on investments (1)	(1,687)	(4,143)	(7,457)	(7,809)
Casualty related (recoveries) and charges, net (1)	(903)	338	(4,598)	(9,326)
Legal costs, settlements and (recoveries), net (1)(2)	53,000	1,437	61,908	9,437
Adjusted EBITDAre	$319,655	$314,916	$1,246,813	$1,247,150

(1)
Included in Other non-operating expense (income) in the Consolidated Statements of Operations
(2)
During the three and twelve months ended December 31, 2025 and the twelve months ended December 31, 2024, in accordance with its accounting policies, MAA recognized $53.0 million, $61.9 million and $8.0 million, respectively, of accrued legal settlements and legal defense costs.

RECONCILIATION OF UNSECURED NOTES PAYABLE, NET AND SECURED NOTES PAYABLE, NET TO NET DEBT

Dollars in thousands
	December 31, 2025	December 31, 2024
Unsecured notes payable, net	$5,044,979	$4,620,690
Secured notes payable, net	360,393	360,267
Total debt	5,405,372	4,980,957
Cash and cash equivalents	(60,258)	(43,018)
Net Debt	$5,345,114	$4,937,939

RECONCILIATION OF TOTAL ASSETS TO GROSS ASSETS

Dollars in thousands
	December 31, 2025	December 31, 2024
Total assets	$11,975,383	$11,812,369
Accumulated depreciation	5,914,017	5,327,584
Accumulated depreciation for Assets held for sale (1)	32,513	30,218
Gross Assets	$17,921,913	$17,170,171
(1)
Included in Assets held for sale in the Consolidated Balance Sheets.

RECONCILIATION OF REAL ESTATE ASSETS, NET TO GROSS REAL ESTATE ASSETS

Dollars in thousands
	December 31, 2025	December 31, 2024
Real estate assets, net	$11,609,324	$11,515,418
Accumulated depreciation	5,914,017	5,327,584
Assets held for sale, net	46,401	7,764
Accumulated depreciation for Assets held for sale (1)	32,513	30,218
Cash and cash equivalents	60,258	43,018
Gross Real Estate Assets	$17,662,513	$16,924,002
(1)
Included in Assets held for sale in the Consolidated Balance Sheets.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAre

For purposes of calculations in this release, Adjusted Earnings Before Interest, Income Taxes, Depreciation and Amortization for real estate, or Adjusted EBITDAre, represents EBITDAre further adjusted for items that are not considered part of MAA’s core operations such as adjustments related to the fair value of the embedded derivative in the MAA Series I preferred shares, gain or loss on sale of non-depreciable assets, gain or loss on investments, casualty related charges and (recoveries), net, gain or loss on debt extinguishment and legal costs, settlements and (recoveries), net. As an owner and operator of real estate, MAA considers Adjusted EBITDAre to be an important measure of performance from core operations because Adjusted EBITDAre excludes various income and expense items that are not indicative of operating performance. MAA’s computation of Adjusted EBITDAre may differ from the methodology utilized by other companies to calculate Adjusted EBITDAre. Adjusted EBITDAre should not be considered as an alternative to Net income as an indicator of operating performance.

Core Adjusted Funds from Operations (Core AFFO)

Core AFFO is composed of Core FFO less recurring capital expenditures. Because net income attributable to noncontrolling interests is added back, Core AFFO, when used in this release, represents Core AFFO attributable to common shareholders and unitholders. Core AFFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. As an owner and operator of real estate, MAA considers Core AFFO to be an important measure of performance from operations because Core AFFO measures the ability to control revenues, expenses and recurring capital expenditures.

Core Funds from Operations (Core FFO)

Core FFO represents FFO as adjusted for items that are not considered part of MAA’s core business operations such as adjustments related to the fair value of the embedded derivative in the MAA Series I preferred shares; gain or loss on sale of non-depreciable assets; gain or loss on investments, net of tax; casualty related charges and (recoveries), net; gain or loss on debt extinguishment; legal costs, settlements and (recoveries), net, and mark-to-market debt adjustments. Because net income attributable to noncontrolling interests is added back, Core FFO, when used in this release, represents Core FFO attributable to common shareholders and unitholders. While MAA's definition of Core FFO may be similar to others in the industry, MAA’s methodology for calculating Core FFO may differ from that utilized by other REITs and, accordingly, may not be comparable to such other REITs. Core FFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. MAA believes that Core FFO is helpful in understanding its core operating performance between periods in that it removes certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.

EBITDA

For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization, or EBITDA, is composed of net income plus depreciation and amortization, interest expense, and income taxes. As an owner and operator of real estate, MAA considers EBITDA to be an important measure of performance from core operations because EBITDA excludes various expense items that are not indicative of operating performance. EBITDA should not be considered as an alternative to Net income as an indicator of operating performance.

EBITDAre

For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization for real estate, or EBITDAre, is composed of EBITDA further adjusted for the gain or loss on sale of depreciable assets, gain on consolidation of third-party development and adjustments to reflect MAA’s share of EBITDAre of an unconsolidated affiliate. As an owner and operator of real estate, MAA considers EBITDAre to be an important measure of performance from core operations because EBITDAre excludes various expense items that are not indicative of operating performance. While MAA’s definition of EBITDAre is in accordance with NAREIT’s definition, it may differ from the methodology utilized by other companies to calculate EBITDAre. EBITDAre should not be considered as an alternative to Net income as an indicator of operating performance.

Funds Available for Distribution (FAD)

FAD is composed of Core FFO less total capital expenditures, excluding development spending, property acquisitions, capital expenditures relating to significant casualty losses that management expects to be reimbursed by insurance proceeds and corporate related capital expenditures. Because net income attributable to noncontrolling interests is added back, FAD, when used in this release, represents FAD attributable to common shareholders and unitholders. FAD should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. As an owner and operator of real estate, MAA considers FAD to be an important measure of performance from core operations because FAD measures the ability to control revenues, expenses and capital expenditures.

Funds From Operations (FFO)

FFO represents net income available for MAA common shareholders (calculated in accordance with GAAP) excluding gain or loss on disposition of operating properties, asset impairment and gain on consolidation of third-party development, plus depreciation and amortization of real estate assets, net income attributable to noncontrolling interests and adjustments for joint ventures. Because net income attributable to noncontrolling interests is added back, FFO, when used in this release, represents FFO attributable to common shareholders and unitholders. While MAA’s definition of FFO is in accordance with NAREIT’s definition, it may differ from the methodology for calculating FFO utilized by other companies and, accordingly, may not be comparable to such other companies. FFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. MAA believes that FFO is helpful in understanding operating performance in that FFO excludes depreciation and amortization of real estate assets. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Gross Assets

Gross Assets represents Total assets plus Accumulated depreciation and Accumulated depreciation for Assets held for sale. MAA believes that Gross Assets can be used as a helpful tool in evaluating its balance sheet positions. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Gross Real Estate Assets

Gross Real Estate Assets represents Real estate assets, net plus Accumulated depreciation, Assets held for sale, net, Accumulated depreciation for Assets held for sale, Cash and cash equivalents and 1031(b) exchange proceeds included in Restricted cash. MAA believes that Gross Real Estate Assets can be used as a helpful tool in evaluating its balance sheet positions. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Net Debt

Net Debt represents Unsecured notes payable,net and Secured notes payable,net less Cash and cash equivalents and 1031(b) exchange proceeds included in Restricted cash. MAA believes Net Debt is a helpful tool in evaluating its debt position.

NON-GAAP FINANCIAL MEASURES (Continued)

Net Operating Income (NOI)

Net Operating Income represents Rental and other property revenues less Total property operating expenses, excluding depreciation and amortization, for all properties held during the period, regardless of their status as held for sale. NOI should not be considered as an alternative to Net income available for MAA common shareholders. MAA believes NOI is a helpful tool in evaluating operating performance because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Non-Same Store and Other NOI

Non-Same Store and Other NOI represents Rental and other property revenues less Total property operating expenses, excluding depreciation and amortization, for all properties classified within the Non-Same Store and Other Portfolio during the period. Non-Same Store and Other NOI includes storm-related expenses related to severe weather events, including hurricanes and winter storms. Non-Same Store and Other NOI should not be considered as an alternative to Net income available for MAA common shareholders. MAA believes Non-Same Store and Other NOI is a helpful tool in evaluating operating performance because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Same Store NOI

Same Store NOI represents Rental and other property revenues less Total property operating expenses, excluding depreciation and amortization, for all properties classified within the Same Store Portfolio during the period. Same Store NOI excludes storm-related expenses related to severe weather events, including hurricanes and winter storms. Same Store NOI should not be considered as an alternative to Net income available for MAA common shareholders. MAA believes Same Store NOI is a helpful tool in evaluating operating performance because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

OTHER KEY DEFINITIONS

Average Effective Rent per Unit

Average Effective Rent per Unit represents the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. MAA believes average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

Average Physical Occupancy

Average Physical Occupancy represents the average of the daily physical occupancy for an applicable period.

Development Communities

Communities remain identified as development until certificates of occupancy are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Communities portfolio.

Effective Blended Lease Rate Growth

Effective Blended Lease Rate Growth represents the combined weighted average of Effective New Lease Rate Growth and Effective Renewal Lease Rate Growth from our Same Store Portfolio for the applicable period.

Effective New Lease Rate Growth

Effective New Lease Rate Growth represents the growth in gross rent amounts after the effect of leasing concessions for new leases from our Same Store Portfolio that were effective during the applicable period as compared to the prior lease.

Effective Renewal Lease Rate Growth

Effective Renewal Lease Rate Growth represents the growth in gross rent amounts after the effect of leasing concessions for renewal leases from our Same Store Portfolio that were effective during the applicable period as compared to the prior lease.

Lease-up Communities

New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Communities portfolio until stabilized. Communities are considered stabilized when achieving 90% average physical occupancy for 90 days.

Non-Same Store and Other Portfolio

Non-Same Store and Other Portfolio includes recently acquired communities, communities in development or lease-up, communities that have been disposed of or identified for disposition, communities that have experienced a significant casualty loss, stabilized communities that do not meet the requirements defined by the Same Store Portfolio, retail properties and commercial properties.

Resident Turnover

Resident turnover represents resident move outs excluding transfers within the Same Store Portfolio as a percentage of expiring leases on a trailing twelve month basis as of the end of the reported quarter.

Same Store Portfolio (or Same Store)

MAA reviews its Same Store Portfolio at the beginning of each calendar year, or as significant transactions or events warrant. Communities are generally added into the Same Store Portfolio if they were owned and stabilized at the beginning of the previous year. Communities are considered stabilized when achieving 90% average physical occupancy for 90 days. Communities that have been approved by MAA’s Board of Directors for disposition are excluded from the Same Store Portfolio. Communities that have experienced a significant casualty loss are also excluded from the Same Store Portfolio.

CONTACT: Investor Relations of MAA, 866-576-9689 (toll free), investor.relations@maac.com